Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aimmune Therapeutics, Inc.:

We consent to the use of our report dated February 20, 2018, with respect to the consolidated balance sheets of Aimmune Therapeutics, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California
February 20, 2018